UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9
SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

General Finance Corporation
(Name of Subject Company)

General Finance Corporation
(Name of Persons Filing Statement)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

369822101
(CUSIP Number of Class of Securities)

Christopher A. Wilson
General Counsel, Vice President and Secretary
General Finance Corporation
39 East Union Street
Pasadena, CA 91103 (626) 584-9722
(Name, Address and Telephone Number, including area code, of Agent For Service)

With copies to:
John Rafferty
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
(415) 268-7000
(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 7.01 and 9.01 of the Current Report on Form 8-K filed by General Finance Corporation on April 16, 2021 (including all exhibits attached thereto) is incorporated herein by reference.